Exhibit 99.1

Strayer Education, Inc. Reports First Quarter 2012 Revenues and Earnings; and Spring Term 2012 Enrollments

-- First Quarter Diluted EPS $2.09 --

-- Spring 2012 Total Enrollments Down 9%, New Enrollments Increase 12% --

-- Four New Campuses Planned for 2012 Summer Term --

HERNDON, Va.--(BUSINESS WIRE)--April 26, 2012--Strayer Education, Inc. (NASDAQ: STRA) today announced financial results for the three months ended March 31, 2012. Financial highlights are as follows:

Three Months Ended March 31

  Revenues for the three months ended March 31, 2012 decreased 13% to $149.5 million, compared to $172.0 million for the same period in 2011, principally due to lower enrollment partly offset by a 3% tuition increase which commenced in January 2012.
  Income from operations was $40.9 million compared to $59.2 million for the same period in 2011, a decrease of 31%. Operating income margin was 27.3% compared to 34.4% for the same period in 2011.
  Net income was $24.0 million compared to $35.8 million for the same period in 2011, a decrease of 33%. Diluted earnings per share was $2.09 compared to $2.80 for the same period in 2011, a decrease of 25%. Diluted weighted average shares outstanding decreased 10% to 11,477,000 from 12,794,000 for the same period in 2011.

Balance Sheet and Cash Flow

At March 31, 2012, the Company had cash and cash equivalents of $52.7 million. The Company generated $36.5 million from operating activities in the first quarter of 2012, compared to $67.2 million during the same period in 2011. Capital expenditures were $4.1 million for the three months ended March 31, 2012, compared to $11.4 million for the same period in 2011.

As previously announced, the Company entered into an amended and restated revolving credit and term loan agreement on April 4, 2011. This credit facility, which is secured by the assets of the Company, provides a $100.0 million revolving credit facility and a $100.0 million term loan facility with a maturity date of March 31, 2014. At March 31, 2012, the Company had $92.5 million outstanding under its term loan and no outstanding balance under its revolving credit facility.

During the three months ended March 31, 2012, the Company paid a regular, quarterly cash dividend totaling $11.9 million ($1.00 per share). The Company had $80.0 million of share repurchase authorization remaining at March 31, 2012. No shares were repurchased in the first quarter 2012.

For the first quarter 2012, bad debt expense as a percentage of revenues was 3.8% compared to 3.5% for the same period in 2011. Days sales outstanding was 14 days at the end of the first quarter of 2012 compared to 13 days at the end of the first quarter of 2011.

Student Enrollment

Total enrollments at Strayer University for the 2012 spring term decreased 9% to 50,896 students compared to 55,974 students for the same term in 2011. Across the Strayer University campus and online system, new student enrollments increased 12%, while continuing student enrollments decreased 13%. Global online students decreased 6%. Students taking 100% of their classes online (including campus based students) also decreased 6%.

Student Enrollment
	Spring	Spring	%
	2011	2012	Change

Campus Based Students:
New Campuses (27 in operation 3 years or less)
Classroom Students	1,711	2,048	20%
Online Students	2,086	2,713	30%
Total New Campus Based Students	3,797	4,761	25%
Mature Campuses (65 in operation more than 3 years)
Classroom Students	21,994	18,459	-16%
Online Students	24,708	22,530	-9%
Total Mature Campus Based Students	46,702	40,989	-12%
Total Campus Based Students	50,499	45,750	-9%
Global Online Students	5,475	5,146	-6%
Total University Enrollment	55,974	50,896	-9%

Total Students Taking 100% of Courses Online	32,269	30,389	-6%

New Campus Openings

The Company announced today that it plans to open four new campuses for the 2012 summer term subject to regulatory approval. Two of the new campuses are located in Minneapolis, Minnesota, a new market for Strayer University. The other two new campuses are planned to open in Chicago, Illinois and will represent the University’s third and fourth campuses in that market. Including these four new campuses, the Company plans to open a total of eight new campuses in 2012, subject to regulatory approval.

Jack Welch Management Institute Names New Dean

Strayer University today announced the appointment of Daniel Szpiro, Ph.D., as the dean of the Jack Welch Management Institute. Dr. Szpiro currently serves as the associate dean for executive education at Cornell University’s Johnson Graduate School of Management. He joins the Jack Welch Management Institute following a long and distinguished career in executive education, both at Cornell University, and at the Queen’s University School of Business in Canada, where he served as director of its Executive MBA Program. Dr. Szpiro also spent more than 10 years in private industry holding senior business leadership roles.

"We are very pleased that Dr. Szpiro is joining the Strayer University team," said Robert S. Silberman, Chairman and CEO of Strayer Education, Inc. "His extensive experience in executive education and high quality online MBA programs will serve as an asset to the Jack Welch Management Institute and its students.”

Quarterly Cash Dividend

The Company announced today that its Board of Directors had declared a regular, quarterly cash dividend of $1.00 per share. This dividend will be paid on June 11, 2012 to shareholders of record as of May 29, 2012.

Stock-based Compensation Activity

In February 2012, the Company’s Board of Directors approved grants of approximately 72,000 shares of restricted stock to certain individuals under the Company’s 2011 Equity Compensation Plan. The Company’s stock price closed at $115.55 on the date of these restricted stock grants.

Shares and Options Outstanding

At March 31, 2012, the Company had 11,863,940 common shares issued and outstanding, and 100,000 stock options outstanding, all vested, with an exercise price of $107.28 and a remaining contractual life of approximately one year.

Business Outlook

Based on enrollments announced for the 2012 spring term, the Company estimates second quarter 2012 diluted EPS will be in the range of $1.84 to $1.86.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its first quarter 2012 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (855) 859-2056 (conference id 39822016) starting at 1:00 p.m. (ET) today and will be available through Thursday, May 3, and archived at www.strayereducation.com for 90 days.

About Strayer Education, Inc.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer’s mission is to make higher education achievable for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to working adult students at 92 campuses in 22 states and Washington, D.C. and worldwide via the Internet. Strayer University also offers an executive MBA online through its Jack Welch Management Institute. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U. S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the three months
	ended March 31,
	2011	2012

Revenues	$171,956	$149,532
Costs and expenses:
Instruction and educational support	74,976	73,764
Marketing	16,042	15,469
Admissions advisory	7,191	6,793
General and administration	14,522	12,648
Income from operations	59,225	40,858
Investment income	118	1
Interest expense	183	1,208
Income before income taxes	59,160	39,651
Provision for income taxes	23,369	15,662
Net income	$35,791	$23,989
Earnings per share:
Basic	$2.81	$2.10
Diluted	$2.80	$2.09
Weighted average shares outstanding:
Basic	12,744	11,419
Diluted	12,794	11,477
Shares outstanding at end of quarter	12,446	11,864
Dividends per share	$1.00	$1.00

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,	March 31,
	2011	2012
ASSETS
Current assets:
Cash and cash equivalents	$57,137	$52,704
Tuition receivable, net of allowances for doubtful accounts of $7,279 and $8,108 at December 31, 2011 and March 31, 2012, respectively	25,006	23,320
Income taxes receivable	394	-
Other current assets	12,131	13,365
Total current assets	94,668	89,389
Property and equipment, net	121,149	119,542
Deferred income taxes	3,326	3,388
Goodwill	6,800	6,800
Other assets	5,190	5,115
Total assets	$231,133	$224,234

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$34,039	$36,517
Income taxes payable	--	15,789
Unearned tuition	15,364	1,303
Other current liabilities	281	281
Current portion of term loan	27,500	30,000
Total current liabilities	77,184	83,890
Revolving credit facility	20,000	-
Term loan, less current portion	70,000	62,500
Other long-term liabilities	21,656	21,818
Total liabilities	188,840	168,208
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $.01; 20,000,000 shares authorized; 11,792,456 and 11,863,940 shares issued and outstanding at December 31, 2011 and March 31, 2012, respectively	118	119
Additional paid-in capital	295	1,944
Retained earnings	42,491	54,615
Accumulated other comprehensive income (loss)	(611)	(652)
Total stockholders' equity	42,293	56,026
Total liabilities and stockholders’ equity	$231,133	$224,234

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the three months ended March 31,
	2011	2012
Cash flows from operating activities:
Net income	$35,791	$23,989
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(70)	(70)
Amortization of deferred rent	378	147
Gain on sale of marketable securities	(66)	--
Amortization of deferred financing costs	65	200
Depreciation and amortization	4,904	5,817
Deferred income taxes	818	(317)
Stock-based compensation	2,892	2,390
Changes in assets and liabilities:
Tuition receivable, net	(3,700)	1,686
Other current assets	(1,989)	(957)
Other assets	17	(154)
Accounts payable and accrued expenses	(5,339)	2,369
Income taxes payable and income taxes receivable	21,467	15,443
Unearned tuition	11,808	(14,061)
Other long-term liabilities	196	--
Net cash provided by operating activities	67,172	36,482
Cash flows from investing activities:
Purchases of property and equipment	(11,384)	(4,050)
Purchases of marketable securities	(2)	--
Proceeds from the sale of marketable securities	12,388	--
Net cash provided by (used in) investing activities	1,002	(4,050)
Cash flows from financing activities:
Common dividends paid	(13,174)	(11,865)
Repurchase of common stock	(127,237)	--
Proceeds from revolving credit facility	80,000	--
Payments on revolving credit facility	--	(20,000)
Payments on term loan	--	(5,000)
Payment of deferred financing costs	(776)	--
Net cash used in financing activities	(61,187)	(36,865)
Net increase (decrease) in cash and cash equivalents	6,987	(4,433)
Cash and cash equivalents — beginning of period	64,107	57,137
Cash and cash equivalents — end of period	$71,094	$52,704
Non-cash transactions:
Purchases of property and equipment included in accounts payable	$1,894	$1,225

CONTACT:
Strayer Education, Inc.
Mark C. Brown, 703-247-2514
Executive Vice President and Chief Financial Officer
or
Sonya Udler, 703-247-2517
Senior Vice President, Corporate Communications
sonya.udler@strayer.edu